Exhibit 99-B.10 - Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2002, with respect to the December 31, 2001 and 2000 statutory basis financial statements of Northern Life Insurance Company, and to the use of our report dated February 15, 2002, with respect to the December 31, 2001 financial statements of Northern Life Separate Account One, incorporated by reference in Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-83772) and related Prospectus of Separate Account One of Northern Life Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
September 12, 2002